UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

QUALITY DISTRIBUTION, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

April 26, 2013

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Quality Distribution, Inc., which will be held on Thursday, May 30, 2013, beginning at 10:00 a.m., Eastern Time. The meeting will be held at the Hilton Garden Inn located at 10309 Highland Manor Drive, Tampa, Florida, 33610. The purpose of the meeting is to consider and vote upon the proposals explained in the accompanying notice of annual meeting of shareholders and the proxy statement.

A formal notice describing the business to come before the meeting, a proxy statement and a proxy card are enclosed. We have also enclosed our 2012 Annual Report on Form 10-K for your review, which contains detailed information concerning our financial performance and activities during 2012.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting in person, please vote your shares by completing, signing and dating the enclosed proxy card, and returning it in the enclosed, postage-paid envelope. If you later decide to attend the annual meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the annual meeting, you may do so and your proxy will have no further effect.

Sincerely,

Gary R. Enzor

Chief Executive Officer

Enclosures

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 30, 2013

The annual meeting of shareholders of Quality Distribution, Inc. (the “Company”) will be held on Thursday, May 30, 2013, at 10:00 a.m., Eastern Time at the Hilton Garden Inn, located at 10309 Highland Manor Drive, Tampa, Florida 33610 for the following purposes:

(1)	to elect seven directors;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for 2013;

(3)	to cast an advisory vote to approve the compensation of the Company’s named executive officers; and

(4)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 12, 2013, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Only shareholders or their proxy holders are invited to attend the meeting.

By Order of the Board of Directors

John T. Wilson

Corporate Secretary

Tampa, Florida

April 26, 2013

IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to complete, sign, date and return the enclosed proxy card at your earliest convenience. This will ensure that your vote will be counted at the meeting. Promptly completing, signing, dating and returning the proxy card will save the Company the expense and effort of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed for the purpose of returning your proxy card. Sending in your proxy card will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. “Street name” shareholders who wish to vote in person will need to obtain a proxy from the person in whose name their shares are registered.

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

You have received this proxy statement and the accompanying notice of annual meeting and proxy card as an owner of the common stock, no par value, of Quality Distribution, Inc., in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at Quality Distribution’s 2013 annual meeting of shareholders.

Unless the context requires otherwise, references in this proxy statement to “Quality Distribution,” “QDI,” the “Company,” “we,” “us,” or “our” refer to Quality Distribution, Inc. and its consolidated subsidiaries.

Your vote is very important. For this reason, the Board is requesting that you allow your common stock to be represented at the 2013 annual meeting of shareholders by the proxies named on the enclosed proxy card. We are first mailing this proxy statement and the proxy card on or about April 30, 2013.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Time and Place	May 30, 2013 10:00 a.m. Eastern Time Hilton Garden Inn 10309 Highland Manor Drive Tampa, Florida 33610

Items to be Voted Upon	You will be voting on the following matters:

(1) the election of seven directors;

(2) the ratification of the appointment of the Company’s independent registered certified public accounting firm;

(3) the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

(4) such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting.

Who May Vote	You are entitled to vote your shares of common stock if our records show that you held your shares as of the close of business on the record date, April 12, 2013. Each shareholder is entitled to one vote for each share of common stock held on that date, at which time we had 27,006,135 shares of common stock outstanding and entitled to vote. Common stock is our only issued and outstanding class of stock.

How to Vote	You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the annual meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on April 12, 2013, the record date for voting. In order to vote in person at the annual meeting, you must contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

Voting Shares in Fiduciary Account

If you hold your shares in “street name” and thus received this proxy statement from your broker or other fiduciary, your broker or fiduciary should have given you instructions for directing how that person or entity should vote your shares. It will then be your broker or fiduciary’s responsibility to vote your shares for you in the manner you direct. Please complete, execute and return the proxy card or other instructions in the envelope provided by your broker or fiduciary, or utilize telephone or internet voting procedures if provided to you.

Voting your shares in this manner will not affect your right to vote in person if you decide to attend the meeting, however, you must first request a legal proxy from your broker or other fiduciary or the enclosed proxy card. Obtaining a legal proxy will cancel any voting directions you have previously given with respect to your shares.

Brokers generally may vote on routine matters, such as the ratification of an independent public accounting firm, but may not vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. The election of directors, and the advisory vote to approve the compensation of our named executive officers are considered non-routine matters. Therefore, if you do not provide directions to your broker as to how you want your shares voted, your broker is not permitted to vote on those matters. If there is a non-routine matter presented to shareholders at the meeting and your broker or fiduciary does not receive instructions from you on how to vote on that matter, your broker or fiduciary may return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters.

Proxy Card	If you complete, sign, date and return your proxy card before the annual meeting, we will vote your shares as you direct. For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For all other items of business, you may vote “FOR” or “AGAINST” the matter, or you may “ABSTAIN” from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote your shares:

• “FOR” the election of all seven nominees for director identified under “Proposal 1: Election of Directors”;

• “FOR” the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for 2013;

• “FOR” the approval of the compensation of our named executive officers; and

• in our discretion as to other business that properly comes before the meeting or at any adjournment or postponement of the meeting.

Changing Your Vote	If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the annual meeting by:

• submitting a new proxy with a later date by signing and returning a proxy card to the Company;

• attending the annual meeting and voting in person; or

•     sending written notice of revocation addressed to John T. Wilson, our Corporate Secretary, at the address of the Company.

If you hold your shares in “street name,” you must contact your bank, broker, or other nominee to revoke your proxy

Quorum	A quorum is required to hold an annual meeting and conduct business. A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by holders of shares of our common stock.

Votes Required	Nominees for election as a director are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. All other matters scheduled to be presented at the meeting will be approved if the votes cast at a meeting at which a quorum is present favoring the matter exceed the votes cast opposing it. The advisory vote on our executive officers’ compensation is not a binding action of our shareholders. Any other matters properly brought before the meeting will be approved if the votes cast at a meeting at which a quorum is present favoring the matter exceed the votes cast opposing the matter, unless a greater number of affirmative votes is required for approval of that matter under our Amended and Restated Articles of Incorporation, as amended (our “Articles”), our Amended and Restated Bylaws, as amended (our “Bylaws”), or the Florida Business Corporation Act.

All votes will be tabulated by an inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions. Under Florida corporate law, abstentions and broker non-votes are treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. Since abstentions and broker non-votes are not considered votes cast on a proposal and are not considered votes opposing the election of a director or other actions, abstentions and broker non-votes will have no effect on the election of directors or any other matters scheduled to be presented at the meeting.

Solicitation	We will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We have engaged AST Phoenix Advisors to assist us with the distribution and solicitation of proxies. We expect to pay AST Phoenix Advisors approximately $5,500 for its services. We will reimburse banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to beneficial owners of our common stock. In addition to solicitations by mail, our directors, officers or other regular employees of the Company, without additional compensation, may solicit proxies by telephone, facsimile, e-mail or in person.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Articles and our Bylaws provide that our Board shall comprise no less than one or more than 13 directors. Vacancies on the Board may be filled only by the Board. A director elected to fill a vacancy holds office until the next annual meeting of shareholders and until the director’s successor is elected and qualified.

Our Board is currently composed of eight members. The Board has decided to reduce its size from eight seats to seven seats effective immediately prior to the annual meeting. Each of our directors is required to stand for re-election every year, and the Corporate Governance Committee has nominated only current directors to serve for the next term. If elected at the annual meeting, each of the seven nominees below would serve until the 2014 annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, disability, resignation or removal.

Directors are elected by a plurality of the votes, cast by shares, present in person or represented by proxy and entitled to vote at the meeting, with a quorum present. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated, as well as for Kevin E. Crowe, who currently serves as a director but is not nominated. There are no family relationships among any of our directors or executive officers.

Nominees for Election for a One-Year Term Expiring at the 2014 Annual Meeting

Gary R. Enzor (50)  has been a director of QDI since 2008. He has served as our Chief Executive Officer since June 2007 and as was President of QDI from November 2005 to July 2010. Mr. Enzor joined QDI in December 2004 as Executive Vice President and Chief Operating Officer. Prior to joining QDI, Mr. Enzor served as Executive Vice President and Chief Financial Officer of Swift Transportation Company, Inc. since August 2002. Prior to Swift, Mr. Enzor held executive positions with Dell Computer and AlliedSignal, Inc. (now Honeywell International, Inc.). Mr. Enzor provides QDI’s Board of Directors with an intimate knowledge of our operations as well as industry knowledge from his considerable experience in the trucking sector.

Richard B. Marchese (71)  has been a director of QDI since January 2004. Mr. Marchese served as QDI’s interim Chief Financial Officer from September through November 2004. Mr. Marchese served as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation from 1989 until his retirement at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation and prior to that as the Controller of the Resins Division of Georgia Pacific Corporation. Mr. Marchese was also a director of TPC Group, Inc. until December 2012. Mr. Marchese brings extensive finance and operations experience to QDI. His experience as a director of public companies in various industries enables Mr. Marchese to bring a broad perspective to QDI’s Board.

Thomas R. Miklich (66)  has been a director of QDI since May 2005. He served as Vice President and Chief Financial Officer from July 2010 to April 2012 and served as Senior Advisor to the Chief Executive Officer until his retirement in July 2012, of Ferro Corp., a producer of specialty materials and chemicals. He was Chief Financial Officer of OM Group, Inc., a chemical company specializing in nickel and cobalt products, from 2002 until his retirement in 2004. Prior to that, he was Chief Financial Officer and General Counsel of Invacare Corporation from 1993 to 2002. Mr. Miklich was a director of United Agri Products from 2004 until its sale in 2007. He was a director of Titan Technology Partners, a privately held IT consulting firm, from 2004 until 2007 and its CFO from 2005 until 2007. He is a director of Noranda Aluminum Holding Corporation. Mr. Miklich is a

CPA (inactive) and an attorney (inactive). Mr. Miklich can provide the Board with valuable insight into the environment our customers face as he has over 30 years of diverse financial and legal experience with mid-to-large capitalization public companies, including those in the chemical industry.

M. Ali Rashid (36)  has been a director of QDI since June 2005 and is a Senior Partner of Apollo Management, L.P. (“Apollo”). He has been employed with Apollo since 2000. Prior to joining Apollo, Mr. Rashid was employed by the Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division from August 1998 to July 2000. Mr. Rashid received an MBA from the Stanford Graduate School of Business and graduated Magna Cum Laude and Beta Gamma Sigma from Georgetown University with a B.S. in Business Administration. He is a director of Realogy Corporation and Ascometal S.A and was also a director of Noranda Aluminum Holding Corporation until January 2013 and of Metals USA, Inc. until April 2013. Mr. Rashid brings to the Board his broad financial experience from his current position at Apollo and his prior investment banking position. He also provides the Board with an understanding of executive compensation and incentive arrangements from his work experience and service on other public company boards of directors.

Annette M. Sandberg (51)  has been a director of QDI since January 2013. Since April 2006, Ms. Sandberg has served as a principal of TransSafe Consulting, LLC (“TransSafe”), which provides consulting services relating to regulatory policy compliance, implementation and management of complex transportation and safety programs. Since December 2010, she has also served as of counsel at Scopelitis Garvin Light Hanson & Feary, P.C. (“Scopelitis”). Ms. Sandberg has served since February 2009 as a member of the Board of Trustees of Central Washington University and served as an adjunct professor of that university from June 2010 to 2012. Ms. Sandberg was Interim President of the National Industrial Transportation League from January 2008 until June 2008. She was the Administrator of the Federal Motor Carrier Safety Administration from August 2003 to April 2006. She also served as Deputy Administrator of the National Highway Traffic Safety Administration from February 2002 until November 2002. Prior to that, Ms. Sandberg was Chief of the Washington State Patrol for six years. Ms. Sandberg provides the Board with substantial knowledge of the regulation of the transportation and logistics sectors as well as broad experience in the public sector.

Alan H. Schumacher (66)  has been a director of QDI since May 2004. Mr. Schumacher was a member of the Federal Accounting Standards Advisory Board from 2002 to July 2012. From 1977 to 2000, he served in various financial positions at American National Can and American National Can Group, the last four years serving as Executive Vice President and Chief Financial Officer. Mr. Schumacher is a director of BlueLinx Holdings, Inc., EVERTEC, Inc., North American Bus Industries, School Bus Holdings, Inc. and Noranda Aluminum Holding Corporation. With his years of financial reporting experience, including service as a Chief Financial Officer and on other public company audit committees, Mr. Schumacher provides the Board of Directors with experience in oversight of financial reporting and internal controls.

Thomas M. White (55)  has been a director of QDI since November 6, 2007. Mr. White joined Apollo in May 2007 as an Operating Partner in the distribution and transportation industries. During 2011 and 2012, Mr. White served as interim Chief Financial Officer of Constellium, an Apollo owned entity based in Paris, France. During 2010, Mr. White served as interim Chief Financial Officer of SkyLink Aviation, Inc., an Apollo owned entity based in Toronto, Canada, and in 2009 he served as interim Chief Financial Officer of CEVA Group, plc, an Apollo owned entity based in the Netherlands. From 2002 to 2007, Mr. White was the Senior Vice President, Chief Financial Officer and Treasurer of Hub Group, Inc., a NASDAQ listed company providing transportation management, intermodal, truck brokerage and logistics services. Prior to joining Hub Group, Mr. White was a senior audit partner with Arthur Andersen, which he joined in 1979. Mr. White currently serves on the board of directors of CEVA Group plc, EVERTEC Inc. and Landauer, Inc. Mr. White is a CPA. With his experience as a Chief Financial Officer, as a senior audit partner at Arthur Andersen, and service on other audit committees, including that of a public company, as well as his educational background, Mr. White brings an understanding of financial statements, financial reporting and internal controls, to our Board of Directors. Mr. White also has management experience in the transportation and logistics sectors.

Additional members of the Board not standing for re-election

Kevin E. Crowe (30)  has been a director of QDI since November 2009. Mr. Crowe has been employed by Apollo since August 2006 and currently serves as a Principal. From June 2004 until June 2006, Mr. Crowe was a member of the Financial Sponsors Group within the Global Banking department at Deutsche Bank. Mr. Crowe graduated in 2004 from Princeton University with an AB in Economics and a certificate in Finance. Mr. Crowe is a director of Prestige Cruise Holdings, Inc., Nine Entertainment Co. and Norwegian Cruise Line Holdings Ltd. Mr. Crowe’s education and experience in the global banking sector enable him to provide the Board insight regarding QDI’s liquidity and capital resources issues as well as other complex financial issues that QDI may experience. Mr. Crowe will be leaving the Board immediately following the annual meeting.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Director Compensation Table for 2012

In 2012, each of QDI’s then-serving non-employee directors received a cash retainer of $50,000, paid in quarterly installments, and awards of restricted stock of $52,500 in value. Mr. Enzor, as an employee of the Company, does not receive any additional compensation for serving on the Board. During 2012, non-employee directors chairing Board or committee meetings received meeting attendance fees of $2,500 per meeting. Non-employee directors attending such Board or committee meetings and not acting as chair received meeting attendance fees of $1,500 per meeting. In addition, each director who also served as the chair of a committee or chair of the Board of Directors receives an additional cash retainer of $12,500 per chair position, also paid in quarterly installments. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites. All directors are reimbursed for their out-of-pocket expenses for meeting attendance. The table below sets forth total compensation paid for non-employee for their service during 2012. All of these individuals served as QDI’s directors throughout 2012. Ms. Sandberg joined our Board in January 2013 and thus did not receive any compensation from the Company as a director in 2012.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Kevin E. Crowe(3)	72,500	52,500	125,000
Richard B. Marchese(4)	84,500	52,500	137,000
Thomas R. Miklich(5)	83,000	52,500	135,500
M. Ali Rashid(6)	141,000	52,500	193,500
Alan H. Schumacher(7)	117,500	52,500	170,000
Thomas M. White(8)	110,000	52,500	162,500

(1)	Because Mr. Enzor was a named executive officer in 2012, his compensation is reflected in the accompanying summary compensation table. Mr. Enzor received no additional compensation for his service as a director.
(2)	Stock Award amounts equal the aggregate grant date fair value pursuant to ASC 718 for restricted stock grants in 2012. The assumptions used in determining the compensation expense under ASC 718 can be found in Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(3)	During 2012, Mr. Crowe received an award of 3,496 shares of restricted stock on January 4, 2012 and a further award of 1,178 shares of restricted stock on July 2, 2012. Each of these grants vested 50% on December 28, 2012. The remainder of the January 4, 2012 grant will vest on January 4, 2014 and the remainder of the July 2, 2012 grant will vest on January 2, 2014. As of December 31, 2012, Mr. Crowe had outstanding 2,337 shares of restricted stock and 37,500 options to purchase common stock, 31,250 of which were exercisable.
(4)	During 2012, Mr. Marchese received an award of 3,496 shares of restricted stock on January 4, 2012 and a further award of 1,178 shares of restricted stock on July 2, 2012. Each of these grants vested 50% on December 28, 2012. The remainder of the January 4, 2012 grant will vest on January 4, 2014 and the remainder of the July 2, 2012 grant will vest on January 2, 2014. As of December 31, 2012, Mr. Marchese had outstanding 2,337 shares of restricted stock and 60,000 options to purchase common stock, all of which were exercisable.
(5)

During 2012, Mr. Miklich received an award of 3,496 shares of restricted stock on January 4, 2012 and a further award of 1,178 shares of restricted stock on July 2, 2012. Each of these grants vested 50% on December 28, 2012. The remainder of the January 4, 2012 grant will vest on January 4, 2014 and the remainder of the July 2, 2012 grant will vest on January 2, 2014. As of December 31, 2012, Mr. Miklich had outstanding 2,337 shares of restricted stock and 20,000 options to purchase common stock, 15,000 of which were exercisable.

(6)	During 2012, Mr. Rashid received an award of 3,496 shares of restricted stock on January 4, 2012 and a further award of 1,178 shares of restricted stock on July 2, 2012. Each of these grants vested 50% on December 28, 2012. The remainder of the January 4, 2012 grant will vest on January 4, 2014 and the remainder of the July 2, 2012 grant will vest on January 2, 2014. As of December 31, 2012, Mr. Rashid had outstanding 2,337 shares of restricted stock and 107,500 options to purchase common stock, 96,250 of which were exercisable.
(7)	During 2012, Mr. Schumacher received an award of 3,496 shares of restricted stock on January 4, 2012 and a further award of 1,178 shares of restricted stock on July 2, 2012. Each of these grants vested 50% on December 28, 2012. The remainder of the January 4, 2012 grant will vest on January 4, 2014 and the remainder of the July 2, 2012 grant will vest on January 2, 2014. As of December 31, 2012, Mr. Schumacher had outstanding 2,337 shares of restricted stock and 35,000 options to purchase common stock, all of which were exercisable.
(8)	During 2012, Mr. White received an award of 3,496 shares of restricted stock on January 4, 2012 and a further award of 1,178 shares of restricted stock on July 2, 2012. Each of these grants vested 50% on December 28, 2012. The remainder of the January 4, 2012 grant will vest on January 4, 2014 and the remainder of the July 2, 2012 grant will vest on January 2, 2014. As of December 31, 2012, Mr. White had outstanding 2,337 shares of restricted stock and 187,500 options to purchase common stock, 163,750 of which were exercisable.

For 2013, our directors other than Mr. Enzor will be entitled to receive a cash retainer of $50,000, payable in quarterly installments. In addition, each director who also serves as the chair of a committee or chair of the Board of Directors will receive an additional cash retainer of $12,500 per chair position, also paid in quarterly installments. The first installment of all cash retainers for 2013 was paid in December 2012 to then-serving directors. That payment with respect to 2013 is not reflected in the table above. In addition to the cash retainer, for 2013 our directors other than Mr. Enzor are also entitled to receive a grant of restricted stock of $52,500 in value, which was granted on January 2, 2013. Each such award will vest in two equal installments on January 2, 2014 and January 2, 2015. All of our directors will receive $1,500 per Board of Directors’ meeting attended and $1,500 per committee meeting attended. The chairman of each committee and the chairman of the board will receive $2,500 per meeting of the Board or committee so chaired.

CORPORATE GOVERNANCE

Principles and Governance Guidelines

The Board has adopted and adheres to Corporate Governance Guidelines and a Code of Conduct that the Board and senior management believe represent sound practices. We have a longstanding belief that ethical behavior and respect for the law are fundamental to our culture and our business practices. It is the foundation of the policies and practices of our Code of Conduct to promote the management of our Company with integrity and in our shareholders’ best interests. We are committed to conducting our business in strict compliance with both the letter and the spirit of the law and with the highest standards of professional and ethical conduct. Each director, officer and employee is responsible for conducting our business in adherence to these high standards. Our Board adopted Corporate Governance Guidelines in 2013 to further articulate operating principles for the Board and its committees.

Director Independence

A majority of our Board of Directors is comprised of independent directors under the NASDAQ Rules. Our current independent directors are Messrs. Crowe, Marchese, Miklich, Rashid, Schumacher and White, and Ms. Sandberg. It is expected that a majority of our Board of Directors will continue to be comprised of independent directors under the NASDAQ Rules following the annual meeting. The determination of director independence by our Corporate Governance Committee and our Board were made in light of the NASDAQ Listing Rules, SEC regulations and company policy. In evaluating independence, the Board considered that Ms. Sandberg is a principal of TransSafe, which provides consulting services relating to regulatory policy compliance, implementation and management of complex transportation and safety programs, and serves of counsel to Scopelitis, which is a law firm with which the Company has a long standing relationship. The Company paid to TransSafe approximately $3,000 during 2012 and no amount thus far in 2013. The Company paid to Scopelitis for services rendered by Ms. Sandberg in her capacity as of counsel with Scopelitis approximately $18,000 during 2012 and no amount thus far in 2013. The Board of Directors noted that the amounts involved were not financially significant and that both TransSafe and Scopelitis have many clients in addition to the Company.

Only independent directors currently serve on our Audit Committee, Corporate Governance Committee and Compensation Committee. It is expected that only independent directors will serve on these committees immediately following the annual meeting.

Leadership Structure

We believe that the Board’s leadership structure at any time should reflect both the Company’s needs as well as the unique talents and availability of the Board’s members. The Chairman of the Board and Chief Executive Officer positions are currently held separately by Mr. White and Mr. Enzor, respectively. We believe that separating these positions currently enables us to best access the insights and trucking industry experience of Mr. White and Mr. Enzor while balancing the other considerations identified above. However, this leadership structure may change in the future if the Board determines that is in the best interest of the Company.

Risk Oversight

We face a variety of risks, including operational, liquidity, legal and credit risks, and risk oversight plays a role in all major Board decisions. The Board oversees our risk management process and reviews the risks we face on an ongoing basis. The Board receives regular reports from members of our Enterprise Risk Management Committee (made up of senior management), which meets regularly to identify and address significant risks. The Board also delegates certain of its risk oversight functions to the Audit Committee. In this regard, one of the Audit Committee’s responsibilities involves overseeing our policies regarding risk assessment and risk management of our internal controls and financial reporting. The Compensation Committee evaluates risks associated with our compensation policies and procedures.

Board Meetings and Committees

The Board has an Audit Committee, a Corporate Governance Committee, a Compensation Committee and an Executive Committee. All of the directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 2012. We encourage our directors to attend the annual shareholders meeting. Messrs. Enzor, Marchese, Miklich, and Schumacher attended the 2012 annual shareholders meeting.

Our independent directors meet regularly in executive session, outside the presence of Mr. Enzor or any other member of management, and did so regularly during 2012. Mr. White, our Chairman of the Board, presides over these sessions.

The table below indicates the current membership of each committee and how many times the Board and each committee met in 2012:

	Board	Audit	Corporate Governance	Compensation	Executive
Kevin E. Crowe	Member
Gary R. Enzor	Member
Richard B. Marchese	Member	Member			Member
Thomas R. Miklich	Member	Member
M. Ali Rashid	Member		Chair	Chair	Chair
Alan H. Schumacher	Member	Chair	Member	Member	Member
Thomas M. White	Chair		Member	Member	Member
Number of Meetings	15	7	2	7	1

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee also oversees the audit activities of our independent registered certified public accounting firm and takes those actions it deems necessary to satisfy itself that the independent registered certified public accounting firm is independent of management. Our Board of Directors has determined that Mr. Schumacher, the Chairman of the Audit Committee for more than eight years, is an “audit committee financial expert” as defined by SEC rules. All of the members of the Audit Committee are independent as defined by NASDAQ and SEC rules. The Audit Committee has a written Audit Committee Charter which can be found on the Investor Relations section of our website at www.qualitydistribution.com.

Corporate Governance Committee

The Corporate Governance Committee identifies, evaluates and recommends potential Board and Committee members. The Corporate Governance Committee also develops and recommends to the Board corporate governance guidelines. The Corporate Governance Committee has a written Corporate Governance Committee Charter, which can be found on the Investor Relations section of our website at www.qualitydistribution.com.

Compensation Committee

The Compensation Committee administers our compensation program, sets our compensation policies and the forms and amounts of compensation provided to our directors and officers and evaluates the risks associated with our compensation policies. The Compensation Committee is responsible for the review and determination of salary, equity incentive and non-equity incentive matters for our executive officers as well as other officers and employees. Although management does not participate in the Compensation Committee’s deliberations, the Compensation Committee considers management’s recommendations. In addition, the Compensation Committee reviews and determines stock-based compensation for our directors and administers our equity incentive plans. All of the members of the Compensation Committee are independent as defined by currently applicable NASDAQ and SEC rules and are also independent as defined by additional NASDAQ requirements that are to become effective during 2014. The Compensation Committee has a written Compensation Committee Charter, which can be found on the Investor Relations section of our website at www.qualitydistribution.com.

Executive Committee

The Executive Committee consults with and advises the officers of the Company in the management of its business and exercises the power and authority of the Board to direct the business and affairs of the Company in intervals between meetings of the Board, subject to certain exceptions.

Availability of Corporate Governance Guidelines, Committee Charters, and Codes of Ethics and other information

Copies of our (i) Corporate Governance Guidelines, (ii) charters for our Audit Committee, Compensation Committee and Corporate Governance Committee, and (iii) Code of Conduct are available at our Internet website at www.qualitydistribution.com under “Investors – Corporate Governance.” We regularly post or otherwise make available information on the Investor Relations section of our website that may be important to investors. Information on or linked from our website does not constitute a part of this proxy statement and is not incorporated by reference into this proxy statement.

DIRECTOR NOMINATION PROCEDURES

The Corporate Governance Committee is responsible for recommending nominees for election to the Board of Directors. The Corporate Governance Committee has not mandated a specific diversity policy or any specific minimum qualifications that a candidate for director must meet in order to be recommended for Board membership. Rather, the Corporate Governance Committee evaluates the total mix of experience and skills that the candidate offers, considers how a given candidate meets the Board’s current expectations for Board membership, evaluates the diversity of the nominee with existing directors as to perspective, background and outlook and makes a determination regarding whether a candidate should be recommended to the shareholders for election as a director. In recommending and selecting nominees for director, the Corporate Governance Committee has a policy of considering:

•

whether the candidate would be “independent” (as independence is defined in Rule 5605(a)(2) of the NASDAQ Rules), would meet the heightened independence requirements for service on the Audit and Compensation Committees and would not have a relationship which, in the opinion of the Corporate Governance Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director

•

whether the candidate has the personal attributes for successful service on the Board, such as demonstrated character and integrity, experience at a strategy/policy setting level, high-level managerial experience in a relatively complex organization or experience dealing with complex problems, and a proven ability to work effectively with others

•	whether the candidate would be considered “financially literate” as described in applicable NASDAQ Rules or to be an “audit committee financial expert” as described in SEC regulations

•	whether the candidate has experience at policy-making levels in areas and/or industries that are relevant to the Company’s activities

•	whether the candidate possesses such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company

•	whether the candidate has sufficient time available to fulfill all Board and committee responsibilities

•	whether the candidate is affiliated with a competitor or potential competitor of the Company

•	whether any candidate who is an existing director continues to be suitable for continued service and

•	whether there are any other factors related to the ability and willingness of a candidate to serve on the Board.

Generally, nominees for director are identified and suggested to the Corporate Governance Committee by the members of the Board or management using their business networks and evaluation criteria they deem important. The Corporate Governance Committee would consider proper shareholder nominees for director, applying the same evaluation criteria to a shareholder candidate that are utilized for candidates recommended by management, other directors, an executive search firm or other sources.

SHAREHOLDER COMMUNICATIONS

The Company has a process for shareholders to communicate with the directors. This process is described in the Investor Relations section of our website at www.qualitydistribution.com.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2013 (based on shares of common stock outstanding), by:

•	each person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under those regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are exercisable within 60 days after April 1, 2013, but excludes shares of common stock underlying options held by any other person.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Class
Gary R. Enzor(1)(2)(3)(4)	917,344	3.33%
Joseph J. Troy(1)(2)(3)(5)	160,338	*
Stephen R. Attwood(1)(2)(3)	220,280	*
Randall T. Strutz(1)(2)(3)(6)	89,890	*
John T. Wilson(1)(2)	19,700	*
Kevin E. Crowe(3)(7)(8)(9)	64,431	*
Richard B. Marchese(1)(3)(9)(10)	123,804	*
Thomas R. Miklich(1)(3)(9)	76,308	*
M. Ali Rashid(3)(7)(8)(9)	232,733	*
Annette M. Sandberg(1)(9)	8,102	*
Alan H. Schumacher(1)(3)(9)(11)	108,804	*
Thomas M. White(3)(7)(8)(9)(12)	343,733	1.26%
All executive officers and directors as a group (12 persons)(13)	2,365,467	8.38%
Apollo Investment Fund III, L.P.(14)	4,696,715	17.35%
FMR, LLC(15)	4,113,552	15.20%
Wellington Management Company, LLC(16)	1,801,434	6.66%

*	Less than 1.0%
(1)	The business address for Messrs. Enzor, Troy, Attwood, Strutz, Wilson, Marchese, Miklich, and Schumacher and Ms. Sandberg is Quality Distribution, Inc., 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida 33610.
(2)

The shares for our executive officers include restricted stock granted under the 2003 Restricted Stock Incentive Plan and the 2012 Equity Incentive Plan. As of April 1, 2013, Mr. Enzor has 140,577 unvested shares of restricted stock, Mr. Troy has 38,400 unvested shares of restricted stock, Mr. Atwood has 45,900 unvested shares of restricted stock, Mr. Strutz has 18,625 unvested shares of restricted stock and Mr. Wilson has 19,700 unvested shares of restricted stock.

(3)	The shares for certain of our executive officers and directors include stock options that have vested as of April 1, 2013 or will vest within 60 days thereafter. Mr. Enzor has vested options for 513,160 shares; Mr. Troy has vested options for 78,288 shares; Mr. Attwood has vested options for 69,538 shares; Mr. Strutz has vested options for 57,975 shares; Mr. Crowe has vested options for 37,500 shares; Mr. Marchese has vested options for 60,000 shares; Mr. Miklich has vested options for 20,000 shares; Mr. Rashid has vested options for 107,500 shares; Mr. Schumacher has vested options for 35,000 shares and Mr. White has vested options for 187,500 shares.
(4)	Includes 8,078 shares beneficially owned by Mr. Enzor’s spouse.
(5)	Includes 43,650 shares owned by a trust for which Mr. Troy has beneficial ownership.
(6)	Includes 1,000 shares beneficially owned by Mr. Strutz’s spouse.
(7)	The business address for Messrs. Crowe, Rashid, and White is Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.
(8)	Mr. Rashid is a senior partner, Mr. White is a partner, and Mr. Crowe is a principal of Apollo. Messrs. Crowe, Rashid and White are each an officer or director of certain affiliates of Apollo. Although each of Messrs. Crowe, Rashid and White may be deemed to beneficially own shares owned by Apollo, each such person disclaims beneficial ownership of any such shares.
(9)	The shares for our non-employee directors include restricted stock granted under the 2003 Restricted Stock Incentive Plan and 2012 Equity Incentive Plan. As of April 1, 2013, Messrs. Crowe, Marchese, Miklich, Rashid, Schumacher and White each has 10,439 shares of restricted stock that have not yet vested, and Ms. Sandberg has 8,102 shares of restricted stock granted under the 2012 Equity Incentive Plan that have not yet vested.
(10)	Includes 53,365 shares owned by a trust for which Mr. Marchese has beneficial ownership.
(11)	Includes 63,365 shares owned by a trust for which Mr. Schumacher has beneficial ownership.
(12)	Includes 145,794 shares owned by a trust for which Mr. White has beneficial ownership.
(13)	The shares for all current executive officers and directors as a group include 1,166,461 options that have vested or will vest within 60 days of April 1, 2013 and 333,938 unvested restricted shares.
(14)	Includes shares owned by Apollo Overseas Partners III, L.P., a Delaware limited partnership, and Apollo (U.K.) Partners III, L.P., a limited partnership organized under the laws of the United Kingdom. Also includes 85,521 shares owned by an institutional investor as to which Apollo has sole voting power pursuant to the irrevocable proxy granted by such institutional investor in the Amended and Restated Common and Preferred Stock Purchase and Shareholder Agreement, dated as of August 28, 1998 thereto as amended by Amendment No. 1 dated April 2, 2002. The address of Apollo Investment Fund III, L.P. is c/o Apollo Advisors III, L.P., Two Manhattanville Road, Purchase, New York 10577.
(15)	Based solely on information obtained from a Schedule 13G/A filed by FMR, LLC with the SEC on or about February 14, 2013 and without independent investigation of the disclosure contained therein. The business address of FMR, LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company is the wholly-owned subsidiary of FMR, LLC and beneficially owns 4,113,552 shares. One investment company advised by FMR, LLC, Fidelity Value Fund, beneficially owned 1,634,287 shares. Voting power for all 4,113,552 shares resides with the Fund’s Board of Trustees. Edward C. Johnson, III and members of his family own, directly or through trusts, Series B voting common shares of FMR, LLC, representing 49% of the voting power of FMR, LLC and may be deemed to be the controlling members of FMR, LLC. The report is filed jointly by FMR, LLC, Edward C. Johnson, III, Fidelity Management & Research Company and Fidelity Value Fund. The address for Mr. Johnson, Fidelity Management and the Fund is the same as FMR, LLC. We have no further information regarding the stock holdings of FMR, LLC as of April 1, 2013, which holdings may differ significantly from the information reported in the table above.
(16)	Based solely on information obtained from a Schedule 13G filed by Wellington Management Company, LLP with the SEC on February 14, 2013 and without independent investigation of the disclosure contained therein. The business address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210. Wellington Management Company, LLP, in its capacity as investment adviser, beneficially owns 1,801,434 shares. Wellington Management Company, LLP has the shared power to dispose of or to direct the disposition of all such shares and has the shared power to vote or to direct the vote of 1,071,797 of such shares. Clients of Wellington Management Company, LLP are the owners of record of such shares and have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. We have no further information regarding the stock holdings of Wellington Management Company, LLP as of April 1, 2013, which holdings may differ significantly from the information reported in the table above.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding the compensation paid to our Chief Executive Officer, Executive Vice President and Chief Financial Officer and our three other executive officers who were the most highly compensated in 2012. These individuals, referred to collectively as “Named Executive Officers,” are identified below:

•	Gary R. Enzor – Chief Executive Officer

•	Joseph J. Troy – Executive Vice President and Chief Financial Officer

•	Stephen R. Attwood – President and Chief Operating Officer

•	Randall T. Strutz – President – Quality Carriers

•	John T. Wilson – Senior Vice President, General Counsel and Secretary

Mr. Wilson joined the Company in July 2012. On April 4, 2013, the Company announced that Mr. Attwood will retire from the Company on April 30, 2013.

Compensation Philosophy and Objectives

We are committed to providing a total compensation package that allows us to attract, motivate and retain highly qualified executives to enhance long-term profitability and increase shareholder value by linking significant elements of executive compensation to our operating and financial performance. Our Board believes that compensation payable to our executives should provide overall competitive pay and benefit levels and create proper incentives to enhance shareholder value without encouraging inappropriate risk taking. Our primary compensation policy is that a significant portion of the compensation of each executive officer should be based upon individual and company performance. Thus, a significant portion of the compensation for each executive officer is “at risk” either because payment is contingent upon performance or because its value depends upon the market price of our common stock. We articulate company-wide financial performance targets for a portion of our executives’ at-risk compensation in order to provide an objective basis for a portion of that compensation which is directly tied to performance. We also believe that executive compensation should serve to attract and retain key employees and provide them with sufficient security that they are not incentivized to risk our business without adequate opportunity for return for our shareholders.

Compensation Objectives and Process

Our compensation program is administered by our Compensation Committee. Pursuant to its charter, the Compensation Committee is responsible for developing our overall compensation policies that seek to achieve company goals through the appropriate balance of cash and equity compensation. The Compensation Committee is responsible for reviewing and approving base salary and equity awards to executive officers, as well as our cash incentive compensation program.

Our Chief Executive Officer, with the assistance of our Executive Vice President and Chief Financial Officer, recommends annually to the Compensation Committee any salary adjustments and equity compensation awards for our officers. The Compensation Committee is responsible for making determinations for any salary adjustments and equity awards to executive officers, excluding themselves. Although none of our executive officers participate in the Compensation Committee’s final deliberations, the Compensation Committee considers their recommendations. As with salary and equity compensation award decisions, management recommends an annual cash incentive compensation target. After considering management’s recommendations, the Compensation Committee approves performance targets for the cash-based management incentive compensation plan, and they are communicated to the entire Board as a part of our annual budget process.

The Compensation Committee emphasizes pay for performance and believes that when the Company exceeds performance goals, executive compensation should reflect the exceptional performance. The cash-based incentive compensation plan contemplates payments to executives in excess of target if Company performance exceeds plan targets. Conversely, when the Company does not meet the targeted business goals, executive compensation should reflect the under-performance. However the Compensation Committee believes that executive compensation should not be solely linked to Company performance and retains the discretion to award executives for their individual performance during the year. The performance of the executives and their contribution to our success provides the basis for decisions related to the compensation award process. We have a performance management process to measure the executive’s individual performance and contributions to the achievement of our strategic initiatives. The executives’ base pay adjustments, if any, are linked to these measures. The Compensation Committee believes that perquisites should be limited in scope and value, and we generally do not provide significant perquisites or personal benefits to our executive officers.

Our shareholders presently have the annual opportunity to provide advisory approval of Named Executive Officer compensation, and at our 2012 annual meeting, voted in favor of advisory approval by more than 98% of the votes cast. The Compensation Committee considered this vote an affirmation of current overall executive compensation policies, objectives, design and components as well as the committee’s practices. The Board and the Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider that vote, and the Compensation Committee will evaluate whether any actions are appropriate in response.

Consulting Assistance

Under its charter, the Compensation Committee has the authority to retain its own compensation consultants. For 2012 and 2013, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its compensation consultant to advise it on matters related to the overall executive compensation and compensation design our directors, officers and other members of management, including the Named Executive Officers. The Compensation Committee determined that F.W. Cook could act as an independent consultant for the committee and that its work would not give rise to any conflict of interest. F.W. Cook periodically provides the Compensation Committee with comparative market data on compensation practices and programs based upon identified peer companies and published compensation surveys and also provides guidance on best practices.

Design and Components of Executive Compensation

The total compensation package provided to each executive officer comprises base salary, cash incentive compensation, equity compensation and benefits. Each component is specific in its purpose and relevance to meeting the objectives of our executive compensation program. In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management, the levels of management having the greatest ability to influence our performance, should be more performance-based than other levels of management. Our executive compensation program is designed to compensate the executive for job knowledge, individual expertise, individual performance, and increasing shareholder value through the achievement of short-term and long-term performance goals. The cash-based management incentive compensation plan provides financial stability and opportunities for higher pay levels tied to performance while the equity based awards provide for recognition of long-term success and alignment with shareholder interests.

With input from management, F.W. Cook has identified a peer group of 14 publicly-traded companies from industry groups including trucking, transportation, energy transportation and storage and industrial services that are generally comparable in size to us, which was approved by the Compensation Committee, as follows:

Air Transport Services Group, Inc.	Echo Global Logistics, Inc.	Forward Air Corporation

Hub Group, Inc.	Kirby Corporation	Landstar System, Inc.

Newpark Resources, Inc.	Pacer International, Inc.	RailAmerica, Inc. (no longer publicly traded)

Roadrunner Transportation Systems, Inc.	Saia, Inc.	Standard Parking Corporation

Universal Truckload Services, Inc.	UTi Worldwide Inc.

Using market data, F.W. Cook advised the Compensation Committee and made recommendations with respect to base salary, annual cash incentive compensation opportunities and long-term equity incentive opportunities. F.W. Cook compared Quality’s existing compensation elements with the 25th percentile of the identified peer group because the Company was approximately at the 25th percentile of the group based upon size determined through several measures. The Compensation Committee did not target a specific percentile for all elements of the compensation plan because it believes that market practice is only one of many factors that must be considered in determining compensation. However, the Compensation Committee did note F.W. Cook’s findings in assessing compensation for the Named Executive Officers and used the results of the F.W. Cook analysis to compare current and prospective cash incentive compensation and equity incentive compensation for its Named Executive Officers to peer group practices.

Burn Rate Commitment

While long-term equity incentive opportunities are an essential element of the total compensation package for our executive officers, we recognize that equity awards result in shareholder dilution. The Compensation Committee has committed that we will maintain a rolling three-year average burn rate under our 2012 Equity Incentive Plan that does not exceed 2.50% for the number of shares subject to awards granted in the three-year periods ending December 31, 2012, December 31, 2013, and December 31, 2014, respectively. In calculating our compliance with this maximum burn rate commitment, we will generally define “burn rate” as the number of shares subject to equity awards issued in a year as a percentage of our weighted average shares outstanding. For the three years ended December 31, 2012, our rolling three-year average burn rate was 1.48%, as reflected below.

Burn Rate For Three Years Ended December 31, 2012

	Number of Shares			Basic Weighted Total Shares	Total Burn Rate
Year	Options	Restricted Shares	Total
2010	245,000	68,621	313,621	20,381,667	1.54%
2011	232,500	93,189	325,689	23,087,729	1.41%
2012	210,450	182,344	392,794	26,502,010	1.48%

				Average	1.48%

Executive Employment Agreements

The Compensation Committee periodically evaluates the appropriateness of entering into employment agreements or other written agreements with members of the Company’s management to govern compensation and other aspects of the employment relationship and has historically found it appropriate to enter into written employment agreements with its senior executives. All of the named executive officers are parties to employment agreements with the Company. Those employment agreements include provisions related to the compensation and benefits payable to the executive including base salary, cash incentive target as a percentage of base salary, and in the case of certain executives, target annual equity incentive program grant values, as well as initial equity grant amounts and other compensation and benefit items.

Base Salary

Base salary is the fixed-cash portion of executive officers’ compensation payable in even installments throughout the year. Base salary levels are assigned based on job responsibilities, personal performance, historical salary levels for the position, contractual minimum requirements, market information, internal equity considerations and other factors. The base salary for each of our Named Executive Officers is set forth initially in his employment agreement, subject to review and increase by the Compensation Committee. Among the factors considered by the Compensation Committee in initially establishing the base salary level and in subsequent reviews are the importance of the position being filled, the experience and background of the candidate, the level of compensation paid to similarly situated executives with peer companies, the level of compensation required to induce the executive, if a new hire, to leave his then-current position and the compensation paid historically to executives recruited for such position and, for existing employees, the individual’s contributions to the organization. For 2012 the Compensation Committee reviewed the compensation of the then-serving Named Executive Officers in consultation with F.W. Cook, including their compensation levels compared to similarly situated executives at the peer group companies, and increased the base salaries of Messrs. Enzor, Troy and Attwood. The base salaries of Mr. Strutz and Mr. Wilson are as set forth in their respective employment agreements. As of the end of 2012, the base salaries for the Named Executive Officers were as set forth in the table below. To date in 2013, there have been no changes in base salaries for the Named Executive Officers.

Named Executive Officer	Base Salary
Gary R. Enzor	$410,000
Joseph J. Troy	$275,000
Stephen R. Attwood	$275,000
Randall T. Strutz	$210,000
John T. Wilson	$250,000

Annual Cash-Based Management Incentive Plan

Our management personnel, including our Named Executive Officers, participate in the Company’s annual performance-based cash-based bonus program referred to as the Management Incentive Plan (“MIP”), which is designed to compensate executives and other employees based on achievement of annual corporate, business segment and individual goals. Under the MIP, each participant has the opportunity to earn a threshold, target or maximum cash incentive amount that is contingent upon achieving the performance goals set by the Compensation Committee. Performance goals are established prior to or during the first quarter of the relevant fiscal year and reflect the Compensation Committee’s view of key indicators of Company success in light of the Company’s business priorities. The Company and business segment performance goals are set by the Compensation Committee based on the Company’s annual operating plan, as approved by our Board of Directors. For both 2012 and 2013, the threshold award level established was 50% of the target award and the maximum award level was 200% of the target award.

Individual MIP awards are a function of an executive’s target cash incentive compensation and the applicable MIP. As set by their respective employment agreements, the 2012 and 2013 MIP target award as a percentage of base salary for each of our Named Executive Officers is set forth below:

Named Executive Officer	2012 and 2013 MIP Target Award
Gary R. Enzor	80%
Joseph J. Troy	50%
Stephen R. Attwood	50%
Randall T. Strutz	40%
John T. Wilson	50%

2012 MIP

In order for participants to be eligible to receive any payout under the 2012 MIP, the Company had to achieve as of December 31, 2012, a debt-to-Adjusted EBITDA ratio (“Leverage Ratio”) target established by the Compensation Committee. The Leverage Ratio target was initially set at a maximum of 4.05, subject to later adjustments to take into account acquisitions consummated during 2012.

Assuming the Leverage Ratio target was achieved, the incentive compensation level would be based in part on achievement of performance criteria established by the Compensation Committee for the Company (“Company Performance Criteria”) and in part on the achievement of individual performance objectives established for the relevant participant (“Individual Criteria”). For 2012 for all Named Executive Officers, 80% of the target award was evaluated based on achievement of Company Performance Criteria and 20% of the target award was evaluated based on Individual Criteria.

The Company Criteria for 2012 was based on the achievement of adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”, a non-GAAP financial measure) for the Company as a whole, with an Adjusted EBITDA target initially set at $83.6 million, subject to later adjustments to take into account acquisitions consummated during 2012. In establishing the Adjusted EBITDA target, the Compensation Committee considered the likely adjusted earnings per share (“Adjusted EPS”, a non-GAAP financial measure) it believed would be derived from achievement of the Adjusted EBITDA target. We believe that using an Adjusted EBITDA target links the annual cash incentive compensation to our overall financial and operating performance. This measure is regularly reported by the Company as a measure of its financial performance. Adjusted EBITDA is calculated by adding back to net income the amount of interest, tax, depreciation, amortization, and stock compensation expense (or subtracting the benefit in the case of taxes) included to calculate net income and excluding certain items not considered by the Company to be part of regular operating activities. We believe that this measure is appropriate for rewarding management for the financial performance of the Company because Adjusted EBITDA facilitates internal comparisons to peer group industries in general by addressing capital structures and cost of capital (which affect interest expense) and taxation and book depreciation of facilities and equipment (which affect relative depreciation expense). We believe annual cash incentive compensation linked to Adjusted EBITDA helps us achieve our objective to retain highly qualified talent and increase shareholder value by linking executive pay and company performance.

For 2012, the Company’s performance did not meet the required target under the 2012 MIP and, as a result, no payments were made under the 2012 MIP. However the Compensation Committee evaluated the performance of certain officers and other employees during 2012 and provided discretionary cash bonus awards to certain employees, including three of our Named Executive Officers, Messrs. Enzor, Troy and Wilson. In its decision to award discretionary bonus payments to Mr. Enzor, Mr. Troy and Mr. Wilson, as well as certain other management personnel, the Compensation Committee considered their efforts in responding to certain unanticipated challenges faced by the Company during 2012, including the termination of a significant independent affiliate and transition of customers services by that independent affiliate in a manner that minimized the negative impact to the Company, as well as the performance of those individuals in light of their individual performance goals. The amounts of these bonus awards, which are reflected in the summary compensation table in the “Bonus” column, and the amount of such bonus awards as a percentage of target 2012 MIP, were as set forth below. The total amount of bonus awards to all recipients as a percentage of the total 2012 MIP award pool at target was 9.9%.

Named Executive Officer	2012 Bonus Award	2012 Bonus Award as a Percentage of Target 2012 MIP Award
Gary R. Enzor	$32,500	9.9%
Joseph J. Troy	$20,000	14.5%
Stephen R. Attwood	$—	—
Randall T. Strutz	$—	—
John T. Wilson	$7,500	11.6%

2013 MIP

For the 2013 MIP, the Compensation Committee has again established a Leverage Ratio target that must be achieved as of December 31, 2013 before participants may receive any payout. Assuming that Leverage Ratio target is achieved, the incentive compensation level will be based in part on achievement of Company Performance Criteria established by the Compensation Committee for the Company and, in some cases, its business segments, and in part on the achievement of Individual Criteria established for the relevant participant. For Mr. Enzor, Mr. Troy and Mr. Wilson, as well as other participants whose day-to-day responsibilities are not primarily with respect to a particular business segment, 80% of the potential award amount will be evaluated based on achievement of the Company Performance Criteria established for the Company as a whole and 20% of the target award will be evaluated based on Individual Criteria. For participants whose day-to-day responsibilities are primarily with respect to a particular business segment, 65% of the potential award amount will be evaluated based on achievement of Company Performance Criteria established for that particular business segment, 25% of the potential award amount will be evaluated based on achievement of the Company Performance Criteria established for the Company as a whole, and 10% of the target award will be evaluated based on Individual Criteria. Under this structure, Mr. Strutz will be evaluated, in part, based on the performance of the chemical logistics business segment and, had he not announced his retirement, Mr. Attwood would have been evaluated, in part, based on the performance of the energy logistics business segment.

The Company Criteria are again based on the achievement of an Adjusted EBITDA target established for the Company as a whole and, where applicable, Adjusted EBITDA targets established for the individual business segments. Adjusted EBITDA is calculated in the same manner as under the 2012 MIP. In establishing the Adjusted EBITDA target for the Company as a whole, the Compensation Committee again considered the likely impact on Adjusted EPS it believed would be derived from achievement of the Adjusted EBITDA target.

Equity Compensation

Equity incentives are a key component of at-risk compensation and are intended to help further our growth and success by permitting our executive officers, employees and directors to acquire shares of common stock, thereby increasing their personal stake in the Company’s growth and success. The Compensation Committee believes that restricted stock, stock options and other equity awards are an effective way to align the interests of management and our shareholders, as well as serving as a retention tool and encouraging a longer-term perspective. Equity awards, which in part relate to the financial performance of our company as a whole, also balance short-term risk-taking incentives created through business segment-specific cash incentive compensation. The Compensation Committee believe that a mix of “full value” awards, such as restricted stock, the value of which vary in line with our share price, and options with an exercise price no less than the market value of the underlying stock on the date of grant, which provide executives the opportunity to participate in stock price increases that benefit our shareholders while providing no benefit in the event our stock price does not increase, provide the appropriate incentive structure for our equity incentive program. The Compensation Committee approves all awards and determines the effective date of such awards.

Equity grants made prior to May 30, 2012 were made pursuant to the governing documents for our 2003 Stock Option Plan and our 2003 Restricted Stock Incentive Plan (collectively the “2003 Equity Incentive Plans”). Grants made after May 30, 2012, including all grants made in 2013 under the annual equity incentive program described below, were made pursuant to the governing documents related to the 2012 equity incentive plan, which was approved by our shareholders on May 30, 2012 (the “2012 Equity Incentive Plan”). No further grants may be made under the 2003 Equity Incentive Plans. As of March 31, 2013, there were 1,473,032 shares available for issuance under our 2012 Equity Incentive Plan

In deciding whether, when and how much incentive equity to award, the Compensation Committee considers a number of factors, including the recipients’ total compensation packages, existing equity ownership, the potential dilutive effects of the grants, respective executive accountability levels, future potential stock values, creation of proper incentives to enhance our long-term performance and the executives’ respective contributions towards the achievement of company goals and objectives, as well as input received from its advisor, F.W. Cook. The Compensation Committee also considers its previously articulated burn rate commitment. All options are nonqualified stock options, and the exercise price of each option must be no less than the market value of the underlying stock on the date of grant of the award.

Annual Equity Incentive Programs

The Compensation Committee maintains a structured approach to its annual equity incentive programs. Under this approach, the Company has identified target levels (reflected as a percentage of base salary) of equity grants to eligible participants, which includes a Black-Scholes analysis and determined that annual equity awards be split in an approximate 50-50 ratio, based upon a Black Scholes valuation between “full value” equity grants and option grants. On an annual basis, guided by this structured approach, the Compensation Committee determines target award levels, the appropriate types of equity to be used, the level and appropriate characteristics for its annual grant program, including vesting periods, and whether to require the achievement of certain performance criteria in order for vesting to occur. The target annual equity grant levels, which for Mr. Wilson is set forth in his employment agreement, are as follows, stated as a percentage of base salary:

Named Executive Officer	Target annual equity grant as a percentage of base salary
Gary R. Enzor	120%
Joseph J. Troy	80%
Stephen R. Attwood	80%
Randall T. Strutz	50%
John T. Wilson	50%

For grants of restricted stock and stock options made under its annual equity incentive programs for both 2013 and 2012, the Compensation Committee determined to use only time-based vesting standards and established a vesting period of four years, with the awards vesting ratably over the applicable four year period on the anniversaries of the grant date.

Stand Alone Grants

In addition to grants made under our annual equity incentive programs, the Compensation Committee retains discretion to make grants to Company executives, including our Named Executive Officers, outside of our annual incentive programs, including in connection with events such as hiring or promotion. In 2012, two of our Named Executive Officers received these stand alone grants. In March 2012, Mr. Strutz received a grant of 5,000 shares of restricted stock and a grant of stock options with respect to 20,000 shares of stock upon his promotion to his current position of President – Quality Carriers, Inc. Those shares and options are scheduled to vest ratably over a four year period from the grant date. In July 2012, Mr. Wilson received a grant of 10,000 shares of restricted stock and a grant of stock options with respect to 40,000 shares of stock upon his hiring, in accordance with the terms of his employment agreement. Those shares and options are scheduled to vest ratably over a four year period from the grant date.

Equity Grants in Lieu of Cash Incentive Payments

To further align the interests of our executives with those of our shareholders, the Compensation Committee determined in February 2012 to pay a portion of the amount that it would have otherwise awarded as cash incentive compensation for 2011 to certain executives, including Messrs. Enzor, Troy, Attwood and Strutz, in the form of shares of restricted stock (the “In Lieu Grants”). The In Lieu Grants vest in full on the second anniversary of the grant date. Although the In Lieu Grants related to compensation for services in 2011, they are required to be reflected as 2012 compensation in the Summary Compensation Table.

Retirement Plans

We maintain a 401(k) plan, which is generally available to employees including our Named Executive Officers. Our 401(k) plan allows executives and other participants to defer income taxation on a portion of their compensation, subject to IRS regulations. We believe that a 401(k) plan with a discretionary matching feature is common for companies of our size and therefore essential to maintaining a compensation package competitive with other potential employers. We may make a discretionary contribution to the plan that is approved by the Compensation Committee. Differences in amounts of our 401(k) contributions reflected in the accompanying summary compensation table reflect the contribution decisions of individual officers.

Perquisites and Other Benefits

Senior management participates in our other benefit plans on the same terms as other employees. These plans include medical and dental insurance and life insurance. The Compensation Committee believes that perquisites should be limited in scope and value, and we generally do not provide significant perquisites or personal benefits to our executive officers. The sole perquisites currently provided to our continuing executive officers is additional group term life insurance for senior managers at or above the level of senior vice president and an expanded annual physical examination program for Messrs. Enzor, Troy and Attwood. Although perquisites reflected in the accompanying summary compensation table include travel, relocation and housing expenses and allowances, we view these costs as expense reimbursements rather than personally enjoyed benefits of the recipients.

Forfeiture and Recoupment Policy

The Board has adopted a policy (sometimes called a “clawback policy”) relating to the forfeiture or recoupment of executive officer compensation in certain circumstances. If the Board determines misconduct by a current or former executive officer caused the Company to restate any financial statements filed with the SEC, the Board may require repayment or forfeiture of incentive compensation or equity awards to the extent that their amounts would have been lower based upon the restated financial statements or absent the misconduct. Any recoupment or forfeiture would be at the Board’s discretion and would be subject to applicable law and the Company’s benefit plans, policies and agreements.

Director and Senior Executive Stock Ownership and Retention Policy

We believe that our directors and our executive officers should have a meaningful equity interest in the Company. To promote equity ownership and further align the interests of our directors and executive officers with our shareholders, we adopted share retention and ownership guidelines for our directors and executive officers. The stock ownership requirements vary based upon the executive’s level and are expressed as a multiple of base salary ranging from three times base salary for the chief executive officer to two times base salary for other executive officers. For non-employee directors, the requirement is expressed as three times the annual cash retainer. Until the stock ownership guidelines are met, an executive or director is required to retain 65% of any applicable shares received under our equity compensation program, after satisfying tax withholding and exercise requirements. All of our directors and executive officers currently comply with this policy.

Policy Against Hedging

We have an insider trading policy that prohibits short sales and other hedging of our common stock by all of our directors and employees, including our Named Executive Officers. We believe that this policy helps ensure that our employees’ interests through stock ownership continue to align with our shareholders.

Tax Treatment

The Compensation Committee believes that it is generally in our best interests to satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code. Accordingly, the Compensation Committee has taken actions it believes appropriate to preserve the deductibility of compensation where possible. The 2012

Equity Incentive Plan permits incentive programs incorporating performance measures that facilitate the future deductibility of cash compensation. Notwithstanding its desire that compensation be deductible, the Compensation Committee also believes there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

COMPENSATION RISK ASSESSMENT

We believe that our compensation plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We have evaluated our compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature, including a review of plan design, business drivers and performance measures. Cash-based incentive compensation plan design varies across businesses based on differing goals established for businesses. Cash-based incentive compensation targets are set based in part upon overall company performance goals even for individuals with award opportunities based in part upon business-level goals. The mix of equity awards in our incentive program that includes “full value” awards, such as restricted stock, also mitigates risk. The multi-year vesting of our equity awards properly accounts for the time horizon of risk. The Company’s compensation structure includes key risk-mitigating factors: approval of executive compensation by a committee of independent directors, long-term incentive awards aligned with shareholder interests and annual cash-based incentive awards that include company-wide performance measures and not just business-level measures. We believe that our stock ownership and retention and forfeiture and recoupment policies also mitigate risks inherent in equity and performance-based compensation. Stock ownership and equity award retention at the significant levels required by our policy help align the financial interests of directors and senior executives with the long-term interests of our stock holders. Our forfeiture and recoupment policy reduces incentive for financial manipulation for short-term gain as it may facilitate recovery from a manipulative officer of his or her benefit from the manipulation.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

Our Named Executive Officers’ employment agreements may require us to make payments and provide benefits to these executives in the event of a termination of their employment or of a change in control. In addition, the Named Executive Officers have the rights available to all recipients of awards under our equity incentive plans.

Severance

Each of the executive employment agreements provides that it shall continue until terminated in accordance with its termination provisions. The circumstances under which the executive employment agreements may be terminated are as follows:

•

Each of the executive employment agreements may be terminated by the Company for “Cause”, with the termination effective immediately upon notice of termination except as otherwise provided within the definition of “Cause”. “Cause” is defined as (a) a good faith finding by the Company of the executive’s failure to satisfactorily perform the executive’s assigned duties for the Company as a result of executive’s material dishonesty, gross negligence or intentional misconduct (including intentionally violating any law, rule or regulation or any policy or guideline of the Company); (b) executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by executive to, any crime involving moral turpitude or any felony; or (c) a material breach of this Agreement by the executive not cured to the reasonable satisfaction of the Chief Executive Officer within thirty days after written notice to the Executive by the Chief Executive Officer. In the case of Mr. Enzor, “Cause” is defined as (a) a good faith finding by the Company of the Executive’s failure to satisfactorily perform Executive’s assigned duties for the Company as a result of Executive’s material dishonesty, gross negligence or intentional misconduct (including intentionally violating any law, rule or regulation or any policy or guideline of the Company); (b) Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving moral turpitude or any felony; or (c) a material breach of the agreement not cured within thirty days after written notice to the Executive;

•	Each of the executive employment agreements terminates with immediate effect upon the death or physical or mental disability of the Named Executive Officer;

•

Each of the executive employment agreements permits us to terminate the Named Executive Officer’s employment without “Cause”. With respect to Mr. Enzor’s employment agreement, the termination would be effective upon thirty (30) days prior written notice. For all other Named Executive Officers, the termination can be with immediate effect upon notice to the Named Executive Officer;

•	Each Named Executive Officer may terminate his employment agreement with immediate effect upon notice to us; and

•

Each Named Executive Officer may terminate his employment agreement for “Good Reason” upon notice to the Company with the indicated opportunity to cure. For each Named Executive Officer, “Good Reason” means a material breach of the applicable employment agreement by the Company not cured to the Named Executive Officer’s reasonable satisfaction within thirty days after written notice. For Mr. Enzor, Mr. Troy and Mr. Wilson, “Good Reason” also includes (i) a material diminution in duties or authority caused by the Company; (ii) a change in reporting assignment; or (iii) an involuntary relocation by more than 50 miles of the principal place of business. For Mr. Enzor, “Good Reason” also includes the failure of the Company to carry at least $10 million in directors’ and officers’ liability insurance or to make Mr. Enzor an insured thereunder.

The amounts and benefits payable to each executive upon the termination of the executive’s employment in accordance with his employment agreement are further described under Severance and Change in Control Benefits. A change in control of the Company by itself does not trigger any benefit to any of the Named Executive Officers under their employment agreements.

Each executive employment agreement also contains restrictive covenants including non-competition, confidentiality, employee non-solicitation and customer non-solicitation clauses to protect the Company. These provisions protect the Company during the period of employment and for a defined period following employment equal to, at least, the maximum severance period.

Those executive employment agreements require us to make the payments described below upon termination:

•

Regardless of the reason for termination, a Named Executive Officer shall be entitled to receive: (i) base salary through the termination date; (ii) the balance of any awarded but as yet unpaid annual cash bonus or other incentive awards for any fiscal year prior to the fiscal year of the termination date; (iii) any vested but not forfeited benefits on the termination date under the Company’s employee benefit plans in accordance with the terms of such plans; and (iv) any benefit continuation and conversion rights to which the Named Executive Officer is entitled under the Company’s employee benefit plans;

•

In the case of Messrs. Enzor, Troy, Attwood, and Strutz, if the reason for termination of employment is the death or disability of the Named Executive Officer, the executive, or his estate or representative, is entitled to an amount equal to annual cash bonus at target prorated from the first day of the year of death or disability through the termination date, payable in the following year at the same time such annual cash bonuses are normally paid to senior executives of the Company; and

•

If an executive employment agreement is terminated without “Cause” by the Company or terminated for “Good Reason” by the Named Executive Officer, the Named Executive Officer is also entitled to: (i) an amount equal to annual cash bonus for the portion of the year worked, at target prorated from the first day of the fiscal year through the termination date which is payable in the following year at the same time as annual cash bonuses are normally paid to similarly situated executives; (ii) if participating in the Company’s medical benefits at the time of termination, Company provided medical benefits for the Named Executive Officer (and his or her eligible dependents) at active employee contribution rates for fifty-two weeks following the termination date, except that Mr. Enzor shall be entitled to such benefits for 2 years, and (iii) an amount equal to base salary payable in accordance with the normal payroll cycles of the Company for fifty-two weeks following the termination date for all Named Executive Officers other than Mr. Enzor and for 2 years for Mr. Enzor. In addition, Mr. Enzor is entitled to have all unvested shares of restricted stock (including a pro rata portion of the restricted shares, if any, granted for the calendar year of termination) and any options that would otherwise have vested during the calendar year of termination vest upon the termination date.

Receipt of severance is contingent upon the Named Executive Officer entering into a general release agreement with the Company.

Change in Control

Our senior management and other employees have built QDI into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. Further it is our belief that the interests of our shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of QDI, we consider those potential change in control benefits to be minor. The cash component of change in control benefits for our Named Executive Officers are the same as if we terminate their employment without “Cause” or if they terminate their employment for “Good Reason” or, in the case of Mr. Enzor, the benefits provided to any executive at a comparable level as a change of control benefit, if greater.

Below are estimates of payments owed and values of accelerated equity awards and other benefits required to be provided to the Named Executive Officers under their respective employment agreements and equity incentive plan awards, exclusive of benefits available on a non-discriminatory basis generally, in each case assuming that the triggering event identified below occurred on December 31, 2012. A change in control by itself does not trigger any benefit to any of the Named Executive Officers under their employment agreements or equity incentive awards. Rather, they would be entitled to cash severance payments only if terminated without “Cause” or they resign for “Good Reason”. Additionally, under the terms of the 2012 Equity Incentive Plan, and the 2003 Equity Incentive Plans, any unvested shares of restricted stock and options held by any award recipient automatically vest upon the first anniversary of a change in control or the earlier termination of the employment of the award recipient, unless employment is terminated for cause in either case. Under the terms of the 2012 Equity Incentive Plan, vesting is accelerated following a change in control only if the 2012 Equity Incentive Plan does not become an obligation of the successor entity or the participant incurs a termination of service without “Cause” or for “Good Reason” following the change in control.

Name and Principal Position	Triggering Event	Cash Severance ($)		Accelerated Stock Option Awards ($)		Accelerated Restricted Stock Awards ($)		Medical Insurance Premiums ($)		Total ($)
Gary R. Enzor Chief Executive Officer	Termination: without Cause(1) or for Good Reason(2)	1,148,000	(3)	0	(4)	615,462	(5)	14,888	(6)	1,778,350
	Termination: for Cause(1) or without Good Reason(2)	0		0		0		0		0
	Change in Control Plus One Year(7)	0	(8)	190,540		615,462		0		806,002
	Termination: death or disability	328,000	(9)	0		0		0		328,000
Joseph J. Troy Executive Vice President and Chief Financial Officer	Termination: without Cause(1) or for Good Reason(2)	412,500	(3)	0		0		10,947	(6)	423,447
	Termination: for Cause(1) or without Good Reason(2)	0		0		0		0		0
	Change in Control Plus One Year(7)	0		0		128,400		0		128,400
	Termination: death or disability	137,500	(9)	0		0		0		137,500
Stephen R. Attwood President and Chief Operating Officer	Termination: without Cause(1) or for Good Reason(2)	412,500	(3)	0		0		8,904	(6)	421,404
	Termination: for Cause(1) or without Good Reason(2)	0		0		0		0		0
	Change in Control Plus One Year(7)	0		49,700		173,400		0		223,100
	Termination: death or disability	137,500	(9)	0		0		0		137,500
Randall T. Strutz President – Quality Carriers	Termination: without Cause(1) or for Good Reason(2)	294,000	(3)	0		0		8,904	(6)	302,904
	Termination: for Cause(1) or without Good Reason(2)	0		0		0		0		0
	Change in Control Plus One Year(7)	0		0		70,050		0		70,050
	Termination: death or disability	84,000	(9)	0		0		0		84,000
John T. Wilson Senior Vice President, General Counsel, and Secretary	Termination: without Cause(1) or for Good Reason(2)	375,000	(10)	0		0		3,531	(6)	378,531
	Termination: for Cause(1) or without Good Reason(2)	0		0		0		0		0
	Change in Control Plus One Year(7)	0		0		0		0		0
	Termination: death or disability	0		0		0		0		0

(1)	Cause under the employment agreements includes the failure to satisfactorily perform duties as a result of material dishonesty, gross negligence or intentional misconduct, the conviction of felony, or a material breach by the employee of the employment agreement not cured within 30 days after written notice.
(2)	Good Reason under the employment agreements includes a material breach by the Company of the employment agreement not cured within 30 days after written notice, a material diminution in duties or authority, a change in reporting assignment, or involuntary relocation.
(3)	Cash severance is an amount equal to base annual salary for one year (two years, in the case of Mr. Enzor) following termination, payable in accordance with the Company’s regular payroll practices. In addition, each executive receives a pro-rated payment under our cash-based management incentive program for the year of termination in an amount equal to the executive’s target award prorated from the first day of the year of termination through termination date, payable at the same time as cash bonuses are normally paid to executives.
(4)	Under Mr. Enzor’s employment agreement, all options that would otherwise have vested during the calendar year of his termination of employment automatically vest upon termination. If Mr. Enzor was terminated January 1, 2013, options with a value of $190,540 would have vested on January 1, 2013.
(5)	Under Mr. Enzor’s employment agreement, all shares of restricted stock held by Mr. Enzor that have not yet vested vest automatically upon termination.
(6)	The Company is obligated to provide medical insurance for one year (two years, in the case of Mr. Enzor) following termination.
(7)	Change in Control is defined under all relevant documents as a dissolution, liquidation, reorganization, merger or consolidation where the Company is not the surviving corporation, or a sale of all or substantially all of the capital stock or assets of the Company. Change in Control Plus One Year is identified as the triggering event because unvested shares of restricted stock and options granted under the 2003 Equity Incentive Plans automatically vest on the first anniversary following the Change in Control event or the earlier termination of the employment of the award recipient following the Change in Control event (under the 2003 Restricted Stock Plan, termination of employment can also occur up to 90 days prior to the Change in Control event).
(8)	Following a Change in Control event, if Mr. Enzor is terminated without Cause by the Company or resigns with Good Reason within one year of such event, Mr. Enzor is entitled under his employment agreement to receive the greater of (a) the payments and benefits upon termination under his employment agreement, or (b) the change-of-control benefits provided to any executive at the senior vice president level.
(9)	Cash severance is an amount equal to annual cash bonus at target prorated from the first day of the year of termination through termination date.

Retirement of Mr. Attwood

Mr. Attwood has announced his intention to retire from the Company on April 30, 2013. In connection with his retirement, the Company and Mr. Attwood entered into an Agreement of Separation and General Release (the “Separation Agreement”). In accordance with the Separation Agreement and in recognition of his valuable contributions to the Company, Mr. Attwood will be entitled to an amount equal to approximately $45,000, in respect of his annual cash bonus at target prorated through April 30, 2013, paid at the same time as annual cash bonuses are normally paid, an amount aggregating $275,000, equivalent to a year’s salary, payable in accordance with the normal payroll cycles of the Company for 52 weeks, and continuing coverage under the Company’s health plan for 52 weeks. These benefits are in accordance with the benefits to which Mr. Attwood would be entitled upon termination by him for good reason under his Employment Agreement dated as of July 28, 2008, as amended by that certain Modification to Terms of Employment dated as of December 30, 2012 (collectively, the “Attwood Employment Agreement”). The amount of cash severance payable to Mr. Attwood is less than reflected in the table above because the table assumes a December 31 termination, entitling Mr. Attwood to 12 months of target bonus whereas Mr. Attwood will be paid an amount equal to only four months of bonus. In addition, Mr. Attwood will be permitted to exercise vested options through February 4, 2014 and the following equity awards previously granted to him will be allowed to continue to vest as if Mr. Attwood were still employed by the Company: options with respect to 18,750 shares of the Company’s stock granted on November 4, 2009 and scheduled to vest on November 4, 2013, 12,500 shares of restricted stock granted on November 4, 2009 and scheduled to vest on November 4, 2013, and 10,250 shares of restricted stock granted on February 13, 2012 (part of the In Lieu Grants) and scheduled to vest on February 13, 2014.

Under the Separation Agreement, Mr. Attwood has granted the Company a general release of all claims. Mr. Attwood also agreed to extend his existing prohibition under the Attwood Employment Agreement on competing with the Company or soliciting its customers or employees to a period of 24 months following the cessation of his employment.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee determines our compensation policies and forms of compensation provided to our directors and officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review of its Compensation Discussion and Analysis and discussion with management, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

THE COMPENSATION COMMITTEE

M. Ali Rashid, Chair

Alan H. Schumacher

Thomas M. White

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Messrs. Rashid, Schumacher and White. None of the members is or has been an executive officer or employee of QDI. There are not currently any compensation committee interlocks between us and other entities involving our executive officers and Board members who serve as executive officers or Board members of such other entities.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation to our Named Executive Officers for 2012, 2011 and 2010.

Name and Principal Position	Year		Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Gary R. Enzor	2012		402,500	32,500	528,184	226,632	—	8,036	1,197,852
Chief Executive Officer	2011		359,423	—	90,563	123,000	288,000	3,301	864,287
	2010		350,000	397,500	—	—	—	6,478	753,978
Joseph J. Troy	2012		270,673	20,000	236,529	104,937	—	4,627	636,766
Executive Vice President and Chief Financial Officer	2011		250,000	—	160,356	92,250	125,000	2,990	630,596
	2010	(6)	91,346	—	—	553,500	—	1,342	646,188
Stephen R. Attwood	2012		270,673	—	236,529	104,937	—	40,009	652,148
President and Chief Operating Officer	2011		250,000	—	60,375	123,000	125,000	45,432	603,807
	2010		234,135	165,000	—	—	—	49,239	448,374
Randall T. Strutz	2012		210,000	—	168,755	227,862	—	13,854	620,471
President – Quality Carriers	2011		210,000	—	24,150	76,875	42,000	17,316	370,341
	2010	(7)	145,385	81,323	—	283,800	—	2,254	512,762
John T. Wilson	2012	(8)	105,769	7,500	106,500	264,400	—	7,623	491,792
Senior Vice President, General Counsel and Secretary

(1)	Bonus amounts for Messrs. Enzor, Troy and Wilson for 2012 represent discretionary bonus amounts awarded by the Compensation Committee for the noted executive’s individual performance in 2012. Additional information regarding these payments is provided in “Compensation Discussion and Analysis” under “2012 MIP”. Mr. Enzor’s bonus amount for 2010 represents a retention bonus of $192,500 paid in 2010 plus a bonus of $205,000 awarded by the Compensation Committee for Quality’s 2010 performance. Mr. Attwood’s bonus amount for 2010 represents a retention bonus of $90,000 paid in 2010 plus a bonus of $75,000 awarded by the Compensation Committee for Quality’s 2010 performance. Mr. Strutz’s bonus amount for 2010 represents a signing bonus of $31,323 paid in 2010 plus a bonus of $50,000 awarded by the Compensation Committee for Quality’s 2010 performance.
(2)	The assumptions used in determining the compensation expense under Financial Accounting Standards Board ASC 718 (“ASC 718”) can be found in Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(3)	Stock Award amounts for 2012 and 2011 equal the aggregate grant date fair value pursuant to ASC 718 for the restricted stock grants in 2012 and 2011.
(4)	Option Award amounts for 2012, 2011 and 2010 equal the aggregate grant date fair value pursuant to ASC 718 for stock option grants in 2012, 2011 and 2010.
(5)	Amounts shown for 2012, 2011 and 2010 represent employer contributions to the 401(k) plan and employer paid premiums for group term life insurance. In addition, Mr. Attwood received travel and housing allowances of $37,184, $43,770 and $47,810, in 2012, 2011 and 2010, respectively, Mr. Strutz received relocation expenses of $10,077 and $14,426 in 2012 and 2011, respectively, and Mr. Wilson received relocation expenses of $6,922 in 2012. In 2012, the Company incurred costs for executive physicals for Messrs. Enzor, Troy, and Attwood of $4,294, $1,485 and $0, respectively.
(6)	Mr. Troy joined the Company on August 2, 2010.
(7)	Mr. Strutz joined the Company on April 5, 2010.
(8)	Mr. Wilson joined the Company on July 9, 2012.

Grants of Plan-Based Awards During Fiscal Year-Ended 2012

The following table and footnotes provide information about equity awards granted to the Named Executive Officers in 2012 as well as the range of potential payouts under the 2012 MIP, our non-equity incentive program.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Gary R. Enzor	—	(1)	164,000	328,000	656,000	—	—	—	—
	02/13/2012	(2)	—	—	—	—	28,400	12.82	226,632	(3)
	02/13/2012	(4)	—	—	—	41,200	—	—	528,184	(3)
Joseph J. Troy	—	(1)	68,750	137,500	275,000	—	—	—	—
	02/13/2012	(2)	—	—	—	—	13,150	12.82	104,937	(3)
	02/13/2012	(4)	—	—	—	18,450	—	—	236,529	(3)
Stephen R. Attwood	—	(1)	68,750	137,500	275,000	—	—	—	—
	02/13/2012	(2)	—	—	—	—	13,150	12.82	104,937	(3)
	02/13/2012	(4)	—	—	—	18,450	—	—	236,529	(3)
Randall T. Strutz	—	(1)	42,000	84,000	168,000	—	—	—	—
	02/13/2012	(2)	—	—	—	—	6,900	12.82	55,062	(3)
	02/13/2012	(4)	—	—	—	7,750	—	—	99,355	(3)
	03/28/2012	(5)	—	—	—	—	20,000	13.88	172,800	(3)
	03/28/2012	(5)	—	—	—	5,000	—	—	69,400	(3)
John T. Wilson	—	(1)	30,055	60,110	120,220	—	—	—	—
	07/9/2012	(6)	—	—	—	—	40,000	10.65	264,400	(3)
	07/9/2012	(6)	—	—	—	10,000	—	—	106,500	(3)

(1)	Reflects the threshold, target, and maximum payouts under the Company’s 2012 MIP. No amounts were actually earned under the 2012 MIP, as disclosed in the “Summary Compensation Table” as part of the column entitled “Non-Equity Incentive Plan Compensation.” See our “Compensation Discussion and Analysis” under “2012 MIP” for a discussion of the performance measures applicable to the awards. For Mr. Wilson, the amounts reflect his target amounts prorated from his hire date. The target non-equity incentive amount for each Named Executive Officer is set forth initially the executive’s employment agreement, subject to later increase by the Board.
(2)	Reflects options granted pursuant to the Company’s 2012 Equity Incentive Plan. These grants vest over a four-year period from the grant date with 25% vesting on each anniversary of the grant date. Additional information regarding these payments is included in our “Compensation Discussion and Analysis” under “Equity Compensation”.
(3)	Represents the grant date fair value of each equity award computed under ASC 718.
(4)	Reflects restricted stock granted pursuant to the Company’s 2012 Equity Incentive Plan. For Mr. Enzor, 23,550 of the reflected shares vest on February 13, 2014. For each of Mr. Troy and Mr. Attwood, 10,250 of the reflected shares vest on February 13, 2014. For Mr. Strutz, 3,450 of the reflected shares vest on February 13, 2014. For each recipient, the remainder of these grants vest over a four-year period from the grant date with 25% vesting on each anniversary of the grant date. Additional information regarding these payments is included in the “Compensation Discussion and Analysis – Equity Compensation”.
(5)	Reflects restricted stock and options issued to Mr. Strutz in connection with his promotion to the position of President – Quality Carriers. These grants vest over a four-year period from the grant date with 25% vesting on each anniversary of the grant date. Additional information regarding these payments is included in our “Compensation Discussion and Analysis” under “Stand Alone Grants”.
(6)	Reflects restricted stock and options issued to Mr. Wilson in connection with his hiring. These grants vest over a four-year period from the grant date with 25% vesting on each anniversary of the grant date. Additional information regarding these payments is included in our “Compensation Discussion and Analysis” under “Stand Alone Grants”.

We refer you to the “Compensation Discussion and Analysis” and the “Severance and Change in Control Benefits” sections of this proxy statement as well as the corresponding footnotes to the tables for additional material factors necessary for an understanding of the compensation detailed in the above three tables.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table provides information on the holdings of stock options and stock awards by the Named Executive Officers at December 31, 2012. This table includes unexercised and unvested option awards and unvested stock awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares that have not Vested (#) (2)	Market Value of Shares of Stock that have not Vested ($) (3)
Gary R. Enzor	200,000	—	5.15	11/3/2014	—	—	—
	25,000	—	6.68	11/9/2015	—	—	—
	25,000	—	4.50	1/2/2018	—	—	—
	37,500	12,500	2.47	1/29/2019	—	—	—
	6,420	2,140	1.25	3/11/2019	—	—	—
	187,500	62,500	3.82	11/4/2019	—	—	—
	5,000	15,000	9.66	1/21/2021	—	—	—
	—	28,400	12.82	2/13/2022	—	—	—
	—	—	—	—	11/4/2009	62,500	375,000
	—	—	—	—	12/14/2009	3,290	19,740
	—	—	—	—	2/13/2012	36,787	220,722
Joseph J. Troy	67,500	67,500	6.52	8/2/2020	—	—	—
	3,750	11,250	9.66	1/21/2021	—	—	—
	—	13,150	12.82	2/13/2022	—	—	—
	—	—	—	—	1/21/2011	5,000	30,000
	—	—	—	—	2/13/2012	16,400	98,400
Stephen R. Attwood	50,000	—	2.75	7/28/2018	—	—	—
	7,500	2,500	2.47	1/29/2019	—	—	—
	56,250	18,750	3.82	11/4/2019	—	—	—
	5,000	15,000	9.66	1/21/2021	—	—	—
	—	13,150	12.82	2/13/2022
	—	—	—	—	11/4/2009	12,500	75,000
	—	—	—	—	2/13/2012	16,400	98,400
Randall T. Strutz	30,000	30,000	7.38	4/5/2020	—	—	—
	3,125	9,375	9.66	1/21/2021	—	—	—
	—	6,900	12.82	2/13/2022	—	—	—
	—	20,000	13.88	3/28/2022	—	—	—
	—	—	—	—	2/13/2012	6,675	40,050
	—	—	—	—	3/28/2012	5,000	30,000
John T. Wilson	—	40,000	10.65	7/9/2022	—	—	—
	—	—	—	—	7/9/2012	10,000	60,000

(1)	Mr. Enzor’s unvested options expiring January 29, 2019 vest on January 29, 2013. Mr. Enzor’s unvested options expiring March 11, 2019 vest on March 11, 2013. Mr. Enzor’s unvested options expiring November 4, 2019 vest on November 4, 2013. Mr. Enzor’s unvested options expiring January 21, 2021 vest 33.3% on each January 21 beginning January 21, 2013. Mr. Enzor’s unvested options expiring February 13, 2022 vest 25% on each February 13 beginning February 13, 2013.

Mr. Troy’s unvested options expiring August 2, 2020 vest 50% on each August 2 beginning August 2, 2013. Mr. Troy’s unvested options expiring January 21, 2021 vest 33.3% on each January 21 beginning January 21, 2013. Mr. Troy’s unvested options expiring February 13, 2022 vest 25% on each February 13 beginning February 13, 2013.

Mr. Attwood’s unvested options expiring January 29, 2019 vest on January 29, 2013. Mr. Attwood’s unvested options expiring November 4, 2019 vest on November 4, 2013. Mr. Attwood’s unvested options expiring January 21, 2021 vest 33.3% on each January 21 beginning January 21, 2013.Mr. Attwood’s unvested options expiring February 13, 2022 vest 25% on each February 13 beginning February 13, 2013.

Mr. Strutz’s unvested options expiring April 5, 2020 vest 50% on each April 5 beginning April 5, 2013. Mr. Strutz’s unvested options expiring January 21, 2021 vest 33.3% on each January 21 beginning January 21, 2013. Mr. Strutz’s unvested options expiring February 13, 2022 vest 25% on each February 13 beginning February 13, 2013. Mr. Strutz’s unvested options expiring March 28, 2022 vest 25% on each March 28 beginning March 28, 2013.

Mr. Wilson’s unvested options expiring July 9, 2022 vest 25% on each July 9 beginning July 9, 2013.

(2)	Mr. Enzor’s unvested shares of restricted stock awarded November 4, 2009 vest on November 4, 2013. Mr. Enzor’s unvested shares of restricted stock awarded December 14, 2009 vest on December 31, 2013. Of Mr. Enzor’s unvested shares of restricted stock awarded February 13, 2012, 23,550 vest on February 13, 2014 and 13,237 vest 25% on each February 13 beginning February 13, 2013.

Mr. Troy’s unvested shares of restricted stock awarded January 21, 2011 vest 50% on each January 21 beginning January 21, 2014. Of Mr. Troy’s unvested shares of restricted stock awarded February13, 2012, 10,250 vest on February 13, 2014 and 6,150 vest 25% on each February 13 beginning February 13, 2013.

Mr. Attwood’s unvested shares of restricted stock awarded November 4, 2009 vest on November 4, 2013. Of Mr. Attwood’s unvested shares of restricted stock awarded February 13, 2012, 10,250 vest on February 13, 2014 and 6,150 vest 25% on each February 13, beginning February 13, 2013.

Of Mr. Strutz’s unvested shares of restricted stock awarded February 13, 2012, 3,450 vest on February 13, 2014 and 3,225 vest 25% on each February 13 beginning February 13, 2013. Mr. Strutz’s unvested shares of restricted stock awarded March 28, 2012 vest 25% on each March 28, beginning March 28, 2013.

Mr. Wilson’s unvested shares of restricted stock awarded July 9, 2012 vest 25% on each July 9 beginning July 9, 2013.

(3)	Market value was determined by multiplying the number of shares set forth in the preceding column by $6.00, the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2012, the last trading day of the year.

Option Exercises and Stock Vested During Fiscal Year-End 2012

The following table provides information on option exercises and stock award vesting during 2012 of Named Executive Officers’ restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gary R. Enzor	—	—	85,158	692,510
Joseph J. Troy	—	—	13,650	115,103
Stephen R. Attwood	—	—	20,800	173,595
Randall T. Strutz	—	—	3,575	28,543
John T. Wilson	—	—	—	—

(1)	Stock awards for all recipients were restricted stock and those shares of restricted stock became freely tradable upon vesting.
(2)	The value realized on vesting of the restricted stock was determined by multiplying the number of shares set forth in the preceding column by the fair market value on the vesting date.

PROPOSAL 2:

APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP (“PwC”) served as our independent registered certified public accounting firm for 2012. The Audit Committee has selected PwC to serve as our independent registered certified public accounting firm for 2013. We are submitting our appointment of the independent registered certified public accounting firm for shareholder ratification at this annual meeting.

Our Articles and our Bylaws do not require that our shareholders ratify the appointment of our independent registered certified public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PwC but may still retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change in registered certified public accounting firm would be in the best interests of the Company and its shareholders.

Representatives of PwC, who will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the votes cast with a quorum present is required for the ratification of our independent registered certified public accounting firm for 2013.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee reviews Quality Distribution’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the consolidated financial statements and for the public reporting process. PwC, our independent registered certified public accounting firm for 2012, was responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and its evaluation of the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and PwC the audited consolidated financial statements for the year ended December 31, 2012 and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. PwC has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC that firm’s independence. Based on the considerations and the discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements for the year ended December 31, 2012 be included in our Annual Report on Form 10-K for 2012.

THE AUDIT COMMITTEE

Alan H. Schumacher, Chair

Richard B. Marchese

Thomas R. Miklich

FEES PAID TO INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

IN 2012 AND 2011

Our Audit Committee Charter requires that the Audit Committee be solely and directly responsible for the appointment, compensation, evaluation and oversight of the work of the independent auditors, including but not limited to, approving fees, evaluating the scope of the audit and pre-approving all audit and non-audit services. The aggregate fees billed by PwC were (in millions):

Type of Fees	2012	2011
Audit Fees(1)	$1.20	$1.26
Audit-Related Fees	—	—
Tax Fees(2)	—	0.03
All Other Fees	—	—

Total	$1.20	$1.29

(1)	The 2012 and 2011 audit fees include fees for our fiscal year-end audit, review of financial statements included in our Quarterly Reports on Form 10-Q and audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	The 2011 tax fees include consulting fees related to our equity and note exchange offerings completed in 2011.

PROPOSAL 3:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our executive compensation program has been designed to achieve certain key objectives, including: attracting, retaining and motivating talented executives; linking compensation to our financial performance and rewarding performance that meets or exceeds established goals; encouraging executives to become and remain long-term shareholders of our company; providing balanced incentives that do not promote excessive risk taking; and following corporate governance best practices. To this end, we believe the Company’s compensation program consists of an appropriate balance between fixed compensation and cash and equity incentive compensation that lead to increased Company performance and increases in shareholder value. We encourage shareholders to review the information under “Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation program.

We are asking for shareholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider that vote, and the Compensation Committee will evaluate whether any actions are appropriate in response.

The affirmative vote of the holders of a majority of the votes cast with a quorum present is required for advisory approval of the compensation of our Named Executive Officers.

OUR BOARD RECOMMENDS AN ADVISORY VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2012, three of our customers (Momentive Specialty Chemical, Taminco Global Chemical and Lyondell Chemical) were controlled by Apollo for which Messrs. Rashid, White and Crowe serve as Senior Partner, Partner and Principal, respectively. Revenues from these customers were $14.1 million in 2012. In 2011, one of our customers (Momentive Specialty Chemical) was controlled by Apollo. Revenues from this customer were $16.3 million. In 2010, two of our customers (Hexion Specialty Chemicals and Momentive Specialty Chemical) were controlled by Apollo. Revenues from these two customers were $15.0 million in 2010. All pricing with the companies controlled by Apollo was based on market rates, including such factors as total expected revenue to be generated by the customer, number of loads to be hauled and the number of miles to be driven.

REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS

Transactions involving the Company and its related parties are required by the Company’s written policies to be reported to and approved by the Audit Committee of the Board of Directors. The Audit Committee addresses such transactions on a case-by-case basis, after considering the relevant facts and circumstances. The Company’s relationships with TransSafe and Scopelitis have been reported to and reviewed by the Audit Committee of the Board of Directors in accordance with Company policy. Transactions with Momentive Specialty Chemical, Taminco and Lyondell Chemical are not required to be individually approved because the transactions are based on market rates, including such factors as total expected revenue to be generated by the customer, number of loads to be hauled and the number of miles to be driven.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of the Company’s common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. The Company is not aware that, during 2012, any of its directors, executive officers or 10% shareholders failed to timely file any reports required to be filed by Section 16(a) of the Exchange Act. In making these statements, the Company has relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to the Company and the written representations of its directors, executive officers and 10% shareholders.

NOTICE OF SHAREHOLDER PROPOSALS

Shareholders who wish to include a proposal in our proxy statement and proxy card relating to the 2014 annual meeting should deliver a written copy of their proposal to our principal executive offices no later than December 27, 2013 (which is 120 calendar days before the anniversary of the date of this proxy statement). Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in our proxy materials. If the date of next year’s annual meeting is moved more than 30 days before or after May 30, 2014 (which is the anniversary of this year’s annual meeting), we must receive notice of the shareholder proposal within a reasonable time before we begin to print and mail our proxy materials. All shareholder proposals should be sent to 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida, 33610, Attention: John T. Wilson, Corporate Secretary. In addition, the form of proxy that the Board of Directors intends to submit in connection with the 2014 annual meeting of shareholders will confer discretionary authority to vote on any proposal received after March 12, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDERS MEETING TO BE HELD ON MAY 30, 2013

The proxy statement, notice of annual meeting, proxy card and the Company’s 2012 annual report are available at the Investor Relations section of our website at www.qualitydistribution.com.

The annual meeting of shareholders will be held on Thursday, May 30, 2013, beginning at 10:00 a.m., Eastern Time, at the Hilton Garden Inn located at 10309 Highland Manor Drive, Tampa, Florida 33610. For directions to attend the annual meeting in person, please call (800) 282-2031.

OTHER MATTERS

As of the date of this proxy statement, our Board does not anticipate that any other matters will be brought before the annual meeting. If, however, other matters are properly brought before the annual meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Holders of common stock are requested to complete, sign, and date the accompanying proxy card and promptly return it to our transfer agent in the enclosed addressed, postage paid envelope.

By Order of the Board of Directors

Gary R. Enzor

Chief Executive Officer

Dated: April 26, 2013

ANNUAL MEETING OF SHAREHOLDERS OF

QUALITY DISTRIBUTION, INC.

May 30, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting Proxy Statement, Proxy Card and 2012 Annual Report

are available at the Annual Report and Proxy tab of the Investor Relations section of our website at www.qualitydistribution.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20703000300000000000 5	053013

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.				THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANT.
1. Election of Directors:						FOR	AGAINST	ABSTAIN
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: ¡ Gary R. Enzor ¡ Richard B. Marchese ¡ Thomas R. Miklich ¡ M. Ali Rashid ¡ Annette M. Sandberg ¡ Alan H. Schumacher ¡ Thomas M. White		2.	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Certified Public Accounting Firm for 2013:	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)			THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.
						FOR	AGAINST	ABSTAIN
				3.	Advisory approval of the compensation of the Company’s named executive officers:	☐	☐	☐

				4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                    ¢

PROXY

QUALITY DISTRIBUTION, INC.

4041 PARK OAKS BOULEVARD, SUITE 200

TAMPA, FLORIDA 33610

ANNUAL MEETING OF SHAREHOLDERS - May 30, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Quality Distribution, Inc. (the “Company”) hereby appoints Gary R. Enzor, Joseph J. Troy and John T. Wilson and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote, as designated below, all of the common stock of the Company held of record by the undersigned on April 12, 2013, at the Annual Meeting of Shareholders to be held at the Hilton Garden Inn, located at 10309 Highland Manor Drive, Tampa, Florida 33610, at 10:00 a.m., Eastern Time, on Thursday, May 30, 2013, or any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including all matters described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement, dated April 26, 2013, subject to any directions noted on the reverse side of this card. If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxies will vote for election of a substitute nominee proposed by the Board of Directors.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR ALL nominees in Proposal 1, FOR Proposal 2 and FOR Proposal 3. Should any other matter requiring a vote of the shareholders arise, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side.)

¢	14475 ¢